EXHIBIT 4.41

NEW LEAF BRANDS, INC.
One DeWolf Road, Suite 208
Old Tappan, New Jersey 07675

Warrant Reset and Exercise Offer

March 29, 2011

Dear Warrant Holder:

Our company has determined, based on discussions with some of our stockholders and potential financing sources, that we should reduce the exercise price of our outstanding warrants from an exercise price that is above the current market price of our common stock.  We currently have outstanding warrants to purchase approximately 54,501,220 shares of our common stock, with an exercise price of $0.15 per share.  On March 28, 2011, the closing price for our common stock was $0.13 per share, as quoted by the OTC Bulletin Board.

We are therefore contacting you, and all of our other current warrant holders, with an offer that will remain open only until Friday, April 15, 2011 (which may be extended at our sole discretion for a period of up to an additional 14 days), to exercise your warrants on the following revised terms:

●
You would agree to exercise all of your current warrants based on a new exercise price of $0.075 per share in cash, which is less than the exercise price of your warrants.  Therefore, while you would receive the same number of shares of common stock upon exercise  of your current warrants, you may do so at a substantially reduced aggregate purchase price.  The shares you would receive upon exercise of your current warrants have not been previously registered with the U.S. Securities and Exchange Commission and will be issued with a restrictive legend.

●
You are not obligated to exercise your current warrants at this time.  Should you decide not to participate in this transaction, your current warrants will remain unchanged (except for certain amendments described in Annex A - Risk Factors attached hereto).

We intend to use the proceeds of the exercise of the current warrants for working capital and other general corporate purposes.  If all outstanding warrants are exercised, we expect to receive proceeds of approximately $4,087,590.  There will be no fees or commissions payable to any third party resulting from the exercise of the current warrants.

Our board of directors has approved the warrant reset and exercise offer described in this letter and recommends that warrant holders exercise their current warrants on these terms.  Certain of our largest warrant holders have indicated to us that they will participate in this warrant reset and exercise offer.

Before you make a new investment in our company by exercising your warrant on the revised terms described in this letter, you should review and consider the risk factors described in Annex A to this letter, along with the information in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission (“SEC”) on March 31, 2010, and our latest Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 22, 2010, each of which is incorporated herein in its entirety by reference.  In addition, you should review the tax consequences of the warrant reset and exercise summarized in Annex B to this letter.  Finally, as the offer described in this letter is intended to be a private placement exempt from the registration requirements imposed by the SEC, you should review the notices regarding such matters in Annex C to this letter.

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If you wish to exercise your warrants on the terms set forth in this letter, please complete and execute the Warrant Exercise Agreement and Registration Rights Letter attached as Annex D and Annex E to this letter, respectively, and return them to New Leaf Brands, together with your payment of the exercise price, no later than Friday, April 15, 2011.  We have separately included the respective signature pages for these agreements for your convenience.  The two signature pages should be sent by facsimile to the attention of David Tsiang, our Chief Financial Officer, at facsimile number (201) 543-0297, or by e-mail (via .pdf) to him at dtsiang@newleafbrands.com, and all original executed materials should be sent by mail to New Leaf Brands, Inc., One DeWolf Road, Suite 208, Old Tappan, New Jersey 07675, Attn: Mr. David Tsiang, Chief Financial Officer.  Checks for the exercise price should be made payable to “New Leaf Brands, Inc. - Warrant Exercise.”  If you wish to pay the exercise price by wire transfer, please do so in accordance with the following instructions:

Account Name:	New Leaf Brands, Inc.
Account #	855246237
ABA #	122100024
Bank:	JP Morgan Chase Bank
Address:	60 Dutch Hill Road Orangeburg, New York 10962
Contact:	Elaine Lin
Telephone:	845-359-5350
Fax:	845-359-4850

Please call me at (201) 784-2400, ext. 14, or Spencer G. Feldman, our legal counsel at Greenberg Traurig, LLP, at (212) 801-9221, with any questions you may have about the offer described in this letter.

Sincerely,

Eric Skae
President and Chief Executive Officer

This letter shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Annex A

Risk Factors

An investment in the shares of common stock offered hereby involves a high degree of risk.  In addition to the other information contained and incorporated by reference in this letter (including the risk factors stated therein), you should carefully consider the following risks before purchasing the shares offered hereby.  If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected.  The following are not the only risks and uncertainties we face.  Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also adversely affect our business, financial condition or results of operations.  In any case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Company

You should consider the following summary risk factors, in addition to those risk factors set forth under the caption “Item 1A – Risk Factors; Risks Related to Our Business” contained in our Annual Report on Form 10-K for the year ended December 31, 2009, and under the caption “Item 1A – Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, for risks related to our business:

●	We have limited cash resources and our limited cash could hinder our ability to run our ongoing operations, including producing our beverage products.

●	We have a material amount of outstanding debt that may hinder our ability to sustain or grow our business.

●	We have outstanding indebtedness that may have to be renegotiated or refinanced.

●	Our existing and future debt obligations could impair our liquidity and financial condition.

●	Approximately 14% of our sales are from one customer and if that customer cannot pay amounts due to us in a timely manner, our liquidity and business may be negatively impacted.

●
We may be liable for an earn-out contingency payment of up to $4,776,100 related to our acquisition of Skae Beverage International, LLC and if this amount comes due and we are unable to renegotiate this payment, we may have to cease operations.

Risks Related to this Offer

In addition to the risk factors below, you should also read “Risk Factors – Risks Related To Our Securities” in our Annual Report on Form 10-K referenced above for risks related to this offer and our common stock.

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We are dependent on the net proceeds of this warrant reset and exercise offer; there is no minimum number of warrants that must be exercised in this offer.

We have limited available cash and are dependent on the proceeds of this warrant reset and exercise offer, to fund our current and proposed operations.  However, there is no minimum number of warrants that must be exercised before we can accept such exercises and apply the proceeds from such exercises.  Moreover, there can be no assurance that all current warrant holders will accept the offer set forth in this letter and exercise their warrants.  Further, there can be no assurance that the amount of net proceeds received by us from the exercise of less than all of the warrants will be adequate to enable us to pursue our intended operations in the manner or to the extent that we contemplate.  As a result, investors will have a greater risk of loss if an insufficient number of our warrant holders choose to exercise their warrants such that we cannot fund our current and proposed operations adequately.

There are certain restrictions on transferability of the shares of common stock issuable upon exercise of the warrants.

The shares of common stock issuable upon exercise of the warrants have not been registered under the Securities Act or any state or foreign securities laws in reliance upon an exemption from registration under the Securities Act for an offer and sale of securities that does not involve a public offering.  Unless such shares are so registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or foreign securities laws.  Holders will be required to make representations agreeing to restrictions on transfer necessary to satisfy the requirements of the exemption from registration being relied upon by us for the issuance of shares of common stock into which the warrants are exercisable, and certificates evidencing such shares will bear a legend indicating that they are so restricted.  Moreover, there can be no assurance that we will ever file a registration statement to register the shares of our common stock into which our warrants are exercisable, or that if filed, such registration statement will become effective, or that once effective, such effectiveness will be maintained.  Accordingly, an investor may be unable to liquidate an investment for an indefinite period of time.

Our common stock is quoted in the over-the-counter market and considered a “penny stock,” making it difficult to sell when desired.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock is less than $5.00 per share and therefore may be designated as a “penny stock” according to rules of the SEC.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares.  In addition, since our common stock is currently quoted on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock, and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

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Our management and principal stockholders own a substantial amount of our common stock and are capable of influencing our affairs, which may not always be in the best interests of all stockholders.

Our officers, directors and principal stockholders control approximately 28.0% of our outstanding shares of common stock prior to this transaction.  If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.  This concentration of ownership may not be in the best interests of all our stockholders.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock.  We intend to retain our future earnings to support operations and to finance expansion, and therefore, we do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not expect to be able to timely file our 2010 Annual Report on Form 10-K with the SEC.

We do not expect to be able to timely file our Annual Report on Form 10-K for the year ended December 31, 2010 with the SEC, which is required to be filed by March 31, 2011.  We also do not believe that we will be able to make this filing within the 15-day permitted extension period under the Securities Exchange Act.  If we are not able to file our Annual Report, or any future periodic report, in the time specified by the Exchange Act, our shares of common stock could be removed from quotation on the OTC Bulletin Board and we could lose our ability to file registration statements with the SEC for future capital raises, and that could impair the trading market for our shares and our ability to conduct operations. Additionally, you will not have current business and financial information about us available to you while we are delinquent.  Our inability to timely file periodic reports in the future could materially and adversely affect our financial condition and results of operations.

Holders which do not exchange their warrants will be subject to certain amended terms which may be reviewed as less favorable to them.

Prior to the completion of this offer, certain of our largest warrant holders have agreed to amend the registration rights agreement previously entered into in connection with our last round of financing to eliminate any and all liquidated damages for our failure to comply with the registration terms of that agreement.  As a result, those holders which do not accept the warrant reset and exercise offer will be nonetheless subject to these amended terms, which may be viewed as less favorable to them compound with their existing rights.

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Annex B

Tax Consequences

If you agree to exercise your warrant based on the reduced exercise price of $0.75 per share, the difference between the fair market value of the warrant with the new exercise price (the “New Warrant”) and the fair market value of the warrant with the original exercise price (the “Old Warrant”) should be treated as a distribution (“Distribution”) under Section 305 of the Internal Revenue Code of 1986, as amended.

Such a Distribution should be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. Because our company does not have current or accumulated earnings and profits, the Distribution will be treated first as a tax-free return of your investment, up to your adjusted tax basis in the Old Warrant.  Once your adjusted tax basis in the Old Warrant is reduced to zero, the excess Distribution, if any, will be treated as capital gain.

Your basis in the New Warrant should be equal to the (a) the amount of the Distribution plus (b) your adjusted basis in the Old Warrant.  Upon exercise of the New Warrant, the basis of the New Warrant and the exercise price of such New Warrant should be allocated to the common stock received upon such exercise.

IRS Circular 230 Notice

To ensure compliance with Internal Revenue Service Circular 230, warrant  holders are hereby notified that (i) any discussion of U.S. federal tax issues in this letter is not intended or written by us to be relied upon, and cannot be relied upon, by any such holders for the purpose of avoiding penalties that may be imposed on such holders under the Internal Revenue Code; (ii) such discussion is written to support the promotion or marketing of the transactions or matters addressed in this letter and (iii) warrant holders should seek advice based on their particular circumstances from an independent tax advisor.

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Annex C

Private Placement Notices

The shares of common stock issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended.  This offer is being made pursuant to the exemption provided by Section 4(2) of the Securities Act and certain rules and regulations promulgated under that section.  Accordingly, you may not transfer the common stock issuable upon exercise of the warrants in the absence of an effective registration statement under the Securities Act or evidence acceptable to us and our counsel, which may include an opinion of counsel, that registration is not required.

We request that you maintain the confidentiality of the offer described in this letter.  Further, the existence and nature of all conversations regarding this offer and our company must be kept strictly confidential.  You should be aware that the federal securities laws impose restrictions on the purchase or sale of our securities based on information regarding this offer and the communication of information regarding this offer.  We request that you promptly destroy or return to us this letter and any other documents or information furnished by or on our behalf if you elect not to purchase the shares of common stock offered hereby.

We intend that this offer be made only to accredited investors (as defined under Rule 501(a) under the Securities Act) purchasing in the ordinary course of their business for their own account for investment and not with a view to, or in connection with any arrangements or understandings regarding, any subsequent distributions.  An investment in the shares of common stock described in this letter is speculative and involves a high degree of risk.  Only investors who can bear the risk of loss of their entire investment in the shares offered hereby should invest and investors should understand that they will be required to bear the financial risk of any investment in these shares for an indefinite period of time.  In addition, the common stock issuable upon exercise of the warrants are subject to restrictions on their transferability and resale and may not be transferred or resold except as permitted under the registration rights letter entered into by us and the holders, the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom.

Neither the SEC nor any state regulatory authority has passed upon the adequacy or accuracy of this letter or endorsed the merits of this offer.  Any representation to the contrary is a criminal offense.  In addition, this letter does not constitute an offer to sell or a solicitation of an offer to buy any of our shares of common stock in any state or other jurisdiction or to any person if such an offer or solicitation is unlawful or unauthorized.  You must comply with all applicable laws and regulations in force and any jurisdiction in which you purchase, offer or sell the shares offered hereby and must obtain any consent, approval or permission required for your purchase, offer or sale of the shares of common stock under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

The shares of common stock into which the warrants are exercisable have not been registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and any state or foreign securities laws.  Accordingly, the shares are only being offered to accredited investors.

We urge you to read all of the documents contained and incorporated by reference in this letter.  In addition, you should conduct and rely on your own due diligence investigation of our company and the terms of this offer, including the merits and risks involved, before making an investment decision with respect to the shares of common stock offered hereby.  In addition, you should not construe the contents of this letter as investment, tax or legal advice.  You, your investment, tax or other advisors and your accountants and legal counsel should review this letter, as well as the nature of the investment in the shares offered hereby.

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Annex D

Warrant Exercise Agreement

THIS WARRANT EXERCISE AGREEMENT (the “Agreement”) is dated as of __________, 2011, by and between New Leaf Brands, Inc., a Nevada corporation (the “Company”), and the undersigned holder of the Company’s Warrants, as defined below (“Warrantholder”).

W I T N E S S E T H:

WHEREAS, Warrantholder is the legal and beneficial owner of certain presently-exercisable warrants (the “Warrants”) to purchase shares of the Company’s common stock (the “Common Stock”);

WHEREAS, the Company has offered to eligible holders of its warrants to purchase Common Stock, including Warrantholder, the opportunity, for a limited period, to exercise such warrants at a revised exercise price of $0.075 per share, as set forth in a notice to such holders dated March __, 2011 (the “Notice”);

WHEREAS, Warrantholder has determined to exercise all of the Warrants currently held by Warrantholder in accordance with the terms set forth in the Notice; and

WHEREAS, in connection with such exercise, the Company and Warrantholder will enter into a Registration Rights Letter, pursuant to which the Company will agree to file on behalf of Warrantholder a registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock underlying the Warrants.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.
Warrantholder hereby exercises the Warrant No(s). ______________ currently held by Warrantholder entitling Warrantholder to acquire _______________ shares of Common Stock.  Concurrently with the execution and delivery of this Agreement, Warrantholder shall deliver to the Company the exercise price of $0.075 per share in accordance with the instructions set forth in the Notice.

2.
The Company agrees to immediately issue in the name of Warrantholder _________ shares of its Common Stock, with all appropriate transfer taxes paid, if any, at the expense of the Company, and with a restrictive legend, if applicable.

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3.
Warrantholder represents and warrants to the Company that it is an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended.  Warrantholder understands and acknowledges that (i) the shares of Common Stock underlying the Warrants have not been registered with or approved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission or authority; (ii) any subsequent transfer of the shares of Common Stock by Warrantholder is restricted in accordance with the requirements of the SEC and applicable state securities laws; (iii) a legend referencing such restrictions on transfer shall be affixed to the certificates evidencing the shares of Common Stock; (iv) Warrantholder is a sophisticated investor capable of evaluating the merits and risks of accepting the shares of Common Stock in exchange for exercising the Warrants; (v) the Company has made available to Warrantholder all relevant, information and the ability to ask questions of the Company regarding its shares of Common Stock, financial condition and business prospects; and (vi) Warrantholder has had the ability to obtain independent advise and counsel from his, her or its legal or tax advisors prior to executing this Agreement consummating the transactions contemplated hereby.

4.	Upon exercise of the Warrant(s) held by Warrantholder, such Warrants shall be terminated and of no further force or effect, and any defaults thereunder shall be waived.

5.
All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

6.
This Agreement and all transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.  The parties hereby consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if jurisdiction in such court is found to be lacking, the courts of the State of New York having proper jurisdiction (as well as the appropriate appellate courts), in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement.

7.
This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations, if any, made by and among such parties.

8.	As between Warrantholder and the other current holders of Warrants, Warrantholder’s obligations under this Agreement are several and not joint.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

NEW LEAF BRANDS, INC.

By:
Eric Skae
President and Chief Executive Officer

WARRANTHOLDER:

Signature

Name

Address

Telephone:

Facsimile:

E-mail:

SSN/EIN#:

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Annex E

NEW LEAF BRANDS, INC.
One DeWolf Road, Suite 208
Old Tappan, New Jersey 07675

Registration Rights Letter

_________, 2011

Dear Warrant Holder:

Reference is made to the Warrant Exercise Agreement, dated as of ________, 2011, by and between New Leaf Brands, Inc., a Nevada corporation (the “Company”), and the undersigned holder (“Holder”) of the Company’s Warrants (the “Warrant Exercise Agreement”), pursuant to which the Company has agreed to provide registration rights to the Holder in respect of the shares of Common Stock issuable upon exercise of such Warrants.  All capitalized terms not defined herein shall have the meaning ascribed to them in the Warrant Exercise Agreement.

1.             Required Registration Under the Securities Act.

 (a)           The Company shall, for the benefit of the holders of Registrable Securities (as defined below), at the Company's cost, file with the SEC on or prior to six months after the expiration date of the warrant reset and exercise offer described in the Notice, a Shelf Registration Statement (as defined below) providing for the sale by the holders of all the Registrable Securities, and shall use its best efforts to have such Shelf Registration Statement declared effective by the Commission as soon as practicable thereafter.  The Company agrees to use its best efforts to keep the Shelf Registration Statement continuously effective for a period of one year after the date of effectiveness (the "Effectiveness Period").  The Company further agrees, if necessary or appropriate, to supplement or amend the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act of 1933, amended (the “Securities Act”), or by any other rules and regulations thereunder for such registrations, and the Company agrees to furnish to the holders of Registrable Securities copies of any such supplement or amendment promptly after its being used or filed with the SEC.  As used in this Registration Rights Letter, (i) “Registrable Securities” shall mean (A) the shares of Common Stock issuable upon exercise of the Warrants, and (B) any securities issued in exchange for or substitution of any thereof or as a result of a stock split or combination or as a dividend or other distribution in respect thereof, and (ii) “Shelf Registration Statement” shall mean a “shelf” registration statement which covers all of the Registrable Securities on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

 (b)           Effective Registration Statement.  A Shelf Registration Statement pursuant to Section 1 above will not be deemed to have become effective unless it has been declared effective by the SEC; provided that if, after it has been declared effective, the offering of Registrable Securities pursuant to a Shelf Registration  Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Registration Statement will be deemed not to have been effective during the period of such interference, until the offering of Registrable Securities pursuant to such Registration Statement may legally resume.  The Company will be deemed not to have used its reasonable efforts to cause the Shelf Registration Statement to become, or to remain, effective during the requisite period if it voluntarily takes any action that would result in any such Registration Statement not being effective or in the holders of Registrable Securities covered thereby not being able to offer and sell such Registrable Securities during that period.

2.            "Piggyback Registration Rights.  If, at any time after the date hereof, the Company shall determine to proceed with the preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale of any of its securities by it or any of its security holders (other than a registration statement on Form S-4, S-8 or other limited purpose form), the Company will give written notice of its determination to all record holders of the Registrable Securities.  Upon the written request from any requesting holders of Registrable Securities, within 15 days after receipt of any such notice from the Company, the Company will, except as herein provided, cause all such Registrable Securities to be included in such registration statement, all to the extent requisite to permit the sale or other disposition by the prospective seller or sellers of the Registrable Securities to be so registered; provided, however, that nothing herein shall prevent the Company from, at any time, abandoning or delaying any registration.  If any registration pursuant to this Section 2 shall be underwritten in whole or in part, the Company may require that the Registrable Securities requested for inclusion pursuant to this Section 2 be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters.  If in the good faith judgment of the managing underwriter of such public offering the inclusion of all of the Registrable Securities originally covered by a request for registration (the "Requested Stock") would reduce the number of shares to be offered by the Company or interfere with the successful marketing of the shares of stock offered by the Company, the number of shares of Requested Stock otherwise to be included in the underwritten public offering may be reduced pro rata (by number of shares) among the holders thereof requesting such registration or excluded in their entirety if so required by the underwriter.  To the extent only a portion of the Requested Stock is included in the underwritten public offering, those shares of Requested Stock which are thus excluded from the underwritten public offering shall be withheld from the market by the holders thereof for a period, not to exceed 180 days, which the managing underwriter reasonably determines is necessary in order to effect the underwritten public offering.

The obligation of the Company under Section 1 and this Section 2 shall not apply to Registrable Securities that at such time are eligible for immediate resale pursuant to Rule 144 under the Securities Act.

3.              Expenses.

 (a)           With respect to the registration required pursuant to Section 1 hereof, all fees, costs and expenses of and incidental to such registration, inclusion and public offering (as specified in paragraph (b) below) in connection therewith shall be borne by the Company; provided, however, that the Holders shall bear their pro rata share of the underwriting discount and commissions and transfer taxes and the cost of their own counsel.

 (b)           The fees, costs and expenses of registration to be borne by the Company as provided in paragraph (a) above shall include, without limitation, all registration, filing and FINRA fees, printing expenses, fees and disbursements of counsel and accountants for the Company, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered and qualified (except as provided in Section 3(a) above).  Fees and disbursements of counsel and accountants for the Holders and any other expenses incurred by the Holders not expressly included above shall be borne by the Holders.

4.              Indemnification.

 (a)           The Company will indemnify and hold harmless each Holder of Registrable Securities which are included in a registration statement pursuant to the provisions of Section 1 hereof, its directors and officers, and any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or such underwriter within the meaning of the Securities Act, from and against, and will reimburse such Holder and each such underwriter and controlling person with respect to, any and all loss, damage, liability, cost and expense to which such Holder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of such Holder, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

 (b)           Each Holder of Registrable Securities included in a registration statement pursuant to the provisions of Section 1 or 2 hereof will indemnify and hold harmless the Company, its directors and officers, any controlling person and any underwriter from and against, and will reimburse the Company, its directors and officers, any controlling person and any underwriter with respect to, any and all loss, damage, liability, cost or expense to which the Company or any controlling person and/or any underwriter may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by or on behalf of such Holder specifically for use in the preparation thereof, or if the Holder sells after receiving a notice as contemplated by Section 2 hereof.

 (c)           Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 4 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder.  In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if counsel for the indemnifying party concludes that a single counsel cannot under applicable legal and ethical considerations, represent both the indemnifying party and the indemnified party, the indemnified party or parties have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties.  After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

If the foregoing is acceptable to you, please sign below where indicated and return a copy of this letter to the Company, whereupon this letter shall become a binding agreement between us.

NEW LEAF BRANDS, INC.

By:
Eric Skae
President and Chief Executive Officer

Agreed to and Accepted as of the date first written above:

HOLDER:

Signature

Name

Address

Telephone:

Facsimile:

E-mail:

SSN/EIN#: